EXHIBIT 3.1

AMENDED AND RESTATED CHARTER

OF

FB FINANCIAL CORPORATION

1.	Name. The name of the corporation is FB FINANCIAL CORPORATION (the “Corporation”).

2.	Type. The Corporation is for profit.

3.	Purpose. The Corporation is organized to do any and all things and to exercise any and all powers, rights, and privileges that a corporation may now or hereafter be organized to do or to exercise under the Tennessee Business Corporation Act, as amended from time to time.

4.	Duration. The duration of the Corporation is perpetual.

5.	Incorporator. The Corporation was initially incorporated under the Tennessee General Corporation Act pursuant to a Charter, dated September 25, 1984, executed by the Corporation’s incorporator, James M. Smith, and filed with the Secretary of State of the State of Tennessee on October 26, 1984.

6.	Registered Agent; Registered Office. The name and address of the registered agent and the registered office of the Corporation are:

C T Corporation System

800 S. Gay Street, Suite 2021

Knoxville, TN 37929

Knox County

7.	Principal Office. The street address and ZIP code of the Corporation’s principal office in Tennessee are:

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

County of Davidson

8.	Capital Stock. The maximum number of shares of stock the Corporation is authorized to issue is:

a.	75,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), which shall be entitled to unlimited voting rights of one vote per share and, upon dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation.

b.	7,500,000 shares of preferred stock, no par value (the “Preferred Stock”). Pursuant to TCA §§ 48-16-101 and 102, the preferences, limitations and relative rights of the

Preferred Stock shall be determined by the Board of Directors of the Corporation.

c.	In connection with the adoption of this Amended and Restated Charter of FB Financial Corporation all issued and outstanding shares of the Corporation’s Class A Common Stock, par value $1.00 per share, are automatically, without any action by the holders thereof, reclassified as an equal number of shares of Common Stock. Each shareholder holding a certificate evidencing Class A Common Stock which is reclassified as Common Stock may surrender his or her certificate to the Corporation and, upon surrender, if the Common Stock is certificated, shall receive in exchange a new certificate representing a number of shares of Common Stock that is equal to the number of shares of Class A Common Stock represented by the surrendered certificate. Until any such stock certificate evidencing such Class A Common Stock is surrendered in due course (or suitable arrangements are made for any lost, stolen, or destroyed certificate), the holder of such stock certificate: (i) will be deemed to hold the same number of shares of Common Stock rather than such number of shares of Class A Common Stock; and (ii) will be entitled to all the rights and preferences of a holder of Common Stock with respect to such number of shares of Common Stock held, including the right to receive, as to such number of shares of Common Stock, any dividends or other distributions that the Corporation may make with respect to its Common Stock.

9.	No Preemptive Rights. The shareholders of the Corporation shall not have preemptive rights.

10.	Board of Directors.

a.	The business and affairs of the Corporation shall be managed by a Board of Directors. The number of Directors and their terms shall be established in accordance with the Amended and Restated Bylaws of the Corporation (the “Bylaws”). A Director shall hold office until the next annual meeting of shareholders and until his or her successor shall be elected and shall qualify; subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of Directors or a vacancy that results from the removal of a Director with cause, may be filled only by the Board of Directors.

b.	Subject to the Bylaws or any applicable shareholders’ agreement, any Director may be removed from office but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in the election of Directors, considered for this purpose as one class.

c.	Notwithstanding any other provision of this Charter, the affirmative vote of holders of eighty percent (80%) of the voting power of the shares entitled to vote at an election of Directors, voting together as a single class, shall be required to amend or repeal this Article 10 of this Charter, or to amend, alter, change or repeal, or to adopt any provisions of this Charter or of the Bylaws in a manner that is inconsistent with the purpose and intent of this Article 10.

11.	Liability of Directors. A Director of the Corporation shall have no liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director provided that this Article 11 shall not eliminate or limit liability of a Director for (i) any breach of the Director’s duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) unlawful distributions under Section 48-18-302 of the Tennessee Business Corporation Act. If the Tennessee Business Corporation Act or any successor statute is amended or other Tennessee law is enacted after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time, or such successor statute or other Tennessee law. Any repeal or modification of this Article 11 or subsequent amendment of the Tennessee Business Corporation Act or enactment of other applicable Tennessee law shall not affect adversely any right or protection of a Director of the Corporation existing at the time of such repeal, modification, amendment or enactment or with respect to events occurring prior to such time.

12.	Indemnification of Directors.

a.	The Corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a Director or officer or is or was serving at the request of the Corporation as a Director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, employee benefit plan, or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors, and administrators), against all expense, liability, and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended. Such indemnification shall include advancement of expenses in advance of final disposition of such action, suit, or proceeding, subject to the provision of any applicable law.

b.	The indemnification and advancement of expenses provisions of this Article 12 shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, this Charter, the Bylaws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement, or insurance, purchased by the Corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The Corporation is hereby authorized to provide for indemnification and advancement of expenses through its Bylaws, resolution of shareholders, resolution of the Board of Directors, or agreement, in addition to that provided by this Charter.

13.	Shareholder Meetings; Voting.

a.	Special meetings of shareholders may be called at any time, but only by the

Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or upon a resolution by or affirmative vote of the Board of Directors, and not by the shareholders.

b.	Notwithstanding any other provision of this Charter, the affirmative vote of holders of eighty percent (80%) of the voting power of the shares entitled to vote at an election of Directors, voting together as a single class, shall be required to amend or repeal this Article 13 of this Charter, or to amend, alter, change or repeal, or to adopt any provisions of this Charter or of the Bylaws in a manner that is inconsistent with the purpose and intent of this Article 13.

This Amended and Restated Charter of FB Financial Corporation shall be effective when filed with the Office of the Tennessee Secretary of State.

IN WITNESS WHEREOF, the Corporation has cause this Amended and Restated Charter to be signed by its duly authorized officer set forth below.

FB FINANCIAL CORPORATION

By:  /s/ Christopher T. Holmes

Name:  Christopher T. Holmes

Title:  President and CEO

Dated:  September 1, 2016

CERTIFICATE

1.	This amendment and restatement of the charter of the Corporation contains amendments requiring shareholder approval.

2.	The text of each amendment is set forth in the body of the amendment and restatement.

3.	This amendment and restatement of the charter of the Corporation was duly adopted by the sole shareholder of the Corporation and the Board of Directors effective on August 15, 2016.

Dated:  September 1, 2016.

FB FINANCIAL CORPORATION

By:  /s/ Christopher T. Holmes

Name:  Christopher T. Holmes

Title:  President and CEO